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[SFX BROADCASTING, INC. LOGO]

( BW) (SFX-BROADCASTING) (SFXBA) SFX BROADCASTING SELLS $225 MILLION OF
EXCHANGEABLE PIK PREFERRED; SECRET PURCHASE PRICE REDUCED TO $255 MILLION

   NEW YORK--(BUSINESS WIRE)--Jan. 17, 1997--SFX Broadcasting, Inc. (NASDAQ:
SFXBA) today announced that it has sold $225 million of cumulative exchangeable preferred stock to underwriters BT Securities Corporation, Goldman, Sachs & Co. and Lehman Brothers Inc. The stock will pay dividends at the rate of 12 5/8% per annum with an option by the company to pay such dividends in additional preferred stock for the first five years. The company also has the option to exchange the outstanding stock for senior subordinated debentures. The shares were registered with the SEC through a shelf registration statement which was originally filed November 27, 1996.

   The proceeds from this transaction, along with partial borrowings on its mostly undrawn $225 million line of credit, will be adequate to fund the closing of all previously announced acquisitions and will leave the company with additional borrowing capacity under its existing facility.

   Separately, SFX and Secret Communications, L.P. today jointly announced that they have agreed in principle to amend their purchase agreement which was originally signed in October of last year. Secret Communications is an owner/operator of nine radio stations in Pittsburgh, Indianapolis and Cleveland. Under the terms of the new agreement in principle, Secret will retain its two Cleveland stations, and SFX will now purchase the four stations in Pittsburgh and the three in Indianapolis for $255 million, reduced from the original price of $300 million. As indicated in the information provided by Secret, the Cleveland stations had an annual broadcast cash flow of less than $1.5 million for the latest year.

   Robert F. X. Sillerman, Executive Chairman of SFX Broadcasting, said, "We are pleased to take these important steps. This financing, together with the funds available under our senior credit facility, will be sufficient to fund all of our announced acquisitions and will leave SFX well positioned to continue its active acquisition plans for the remainder of 1997. We are also very happy to restructure the Secret transaction. Although the Cleveland stations are attractive and have good potential, they do not fit our core acquisition profile for value enhancement."

   This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Copies of the prospectus can be obtained from BT Securities Corporation, 130
Liberty Street, New York, NY 10006, Attention: Amy Nicholas.

   With the anticipated consummation of all previously announced transactions, SFX will own and operate or provide services to the following
76 radio stations in 22 markets.

      150 East 58th Street
      New York, New York 10155
      212.407.9191

                                                                  S o F o X
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
Dallas, TX            Greensboro, NC          Greenville-Spartanburg, SC
   KTXQ-FM(c)           WMAG-FM                 WMYI-FM
   KRRW-FM(c)           WHSL-FM                 WSSL-FM
                        WTCK-AM                 WROQ-FM
                        WMFR-AM                 WGVL-AM
Houston, TX           Nashville, TN           Tucson, Az
   KKRW-FM              WSIX-FM                 KWFM-FM
   KODA-FM              WRVW-FM                 KRQQ-FM
   KQUE-FM(c)                                   KNST-AM
   KNUZ-AM(c)                                   KCEE-AM
San Diego, CA         Raleigh-Durham, NC      Springfield/Northampton, MA
   KPLN-FM              WRSN-FM                 WHMP-FM
   KYXY-FM              WTRG-FM                 WPKX-FM
                        WDCG-FM                 WHMP-AM
                        WRDU-FM
Pittsburgh, PA        Jacksonville, Fla.      Wichita, Kansas
   WDVE-FM(c)           WFYV-FM(b)              KRZZ-FM
   WXDX-FM(c)           WAPE-FM(b)              KKRD-FM
   WDSY-FM(c)           WKQL-FM                 KNSS-AM
   WJJJ-FM(c)           WIVY-FM
                        WOKV-AM
                        WBWL-AM
Providence, RI        Richmond, VA            New Haven, Conn.
   WSNE-FM              WMXB-FM                 WPLR-FM
   WHJY-FM              WVGO-FM(c)              WYBC-FM(a)
   WHJJ-AM              WLEE-FM(c)
                        WKHK-FM(c)
                        WBZU-FM(c)
Indianapolis, IN      Albany, NY              Daytona Beach, Fla.
   WFBQ-FM(c)           WGNA-FM                 WGNE-FM
   WFBZ-FM(c)           WPYX-FM
   WRZX-FM(c)           WTRY-FM               Jackson, MS
lWNDE-AM(c)             WGNA-AM                 WKTF-FM
                        WTRY-AM                 WMSI-FM
                                                WSTZ-FM
                                                WJDX-FM
Charlotte, NC                                   WJDS-AM
  WLYT-FM                                       WZRX-AM
  WTDR-FM                                     Biloxi, MS
Hartford, CT                                    WKNN-FM
Hartford, CT                                    WMJY-FM
  WHCN-FM
  WMRQ-FM
  WKSS-FM
  WWYZ-FM(c)
  WPOP-AM

   (a) Joint Selling Agreement (JSA)

   (b) Local Marketing Agreement (LMA) with a contract to acquire

   (c) Under contract to be acquired

Under contract to be sold or swapped by SFX are WHFM(FM), WBAB(FM), WBLI(FM) and WGBB-AM in Long Island, NY; WHFS(FM) in Washington, DC/Baltimore, MD; WYAK(FM) and WMYB(FM) in Myrtle Beach, SC; and KOLL(FM) in Little Rock, Ark.

    CONTACT: SFX Broadcasting, Inc.
             Timothy J. Klahs
             Director, Investor Relations, 212/407-9126